Exhibit 99.1

Momentive Performance Materials Inc.	NEWS RELEASE
22 Corporate Woods Blvd. Albany, NY 12211

For Immediate Release

Momentive Performance Materials Inc. Names John Dandolph Executive Vice President and President, Silicones and Quartz Division

Albany, NY (May 9, 2012) - Momentive Performance Materials Inc. (“Momentive” or the “Company”), a leading global provider of silicones and advanced materials, today announced the promotion of John Dandolph to Executive Vice President and President of the Company's Silicones and Quartz Division. Mr. Dandolph will be responsible for leading all functions of Momentive's global Silicones, Quartz and Ceramics businesses.

Mr. Dandolph most recently served as President and CEO for Momentive's Silicones business in the Asia Pacific region for more than two years. He previously was Chief Financial Officer for the Company's Silicones Asia Pacific business. He joined Momentive in December 2006 from General Electric (GE) through the acquisition of GE Advanced Materials. Prior to Momentive, Mr. Dandolph served as Financial Planning and Analysis Manager for the Pacific and Finance Manager for Japan and Korea at GE Advanced Materials. He also held various finance roles in North America and Mexico for GE Plastics. Mr. Dandolph began his career at GE in 2001.

“John Dandolph is a talented, well-respected executive and strategic thought leader,” said Craig O. Morrison, Chairman, President and CEO of Momentive. “John understands our customers' needs and at the same time, has clearly established himself as a proven champion of fiscal responsibility. I am confident that John will serve as a catalyst for driving continued growth, sustainability and success for Momentive's Silicones and Quartz Division. We look to his leadership and experience to take the division to the next level in the industry.”

Mr. Dandolph earned a bachelor's degree in business from Boston University.

About Momentive Performance Materials Inc.
Momentive Performance Materials Inc. is a global leader in silicones and advanced materials, with a 70+ year heritage of being first to market with performance applications for major industries that support and improve everyday life. The company delivers science-based solutions, linking custom technology platforms to opportunities for customers. Momentive Performance Materials Inc. is an indirect wholly-owned subsidiary of Momentive Performance Materials Holdings LLC. Additional information is available at www.momentive.com.

About Momentive
Momentive Performance Materials Holdings LLC is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (collectively, “Momentive”). Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. The company uses its technology portfolio to deliver tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals, Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.

Contacts:

Media: John Scharf 518-233-3893 john.scharf@momentive.com Investors: John Kompa 614-225-2223 john.kompa@momentive.com